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                                                                    EXHIBIT 21-1
                           LIST OF MCN SUBSIDIARIES

MCN CORPORATION (MCN) is a holding company organized under the laws of the state of Michigan. MCN owns directly all of the outstanding common stock of Michigan Consolidated Gas Company (MichCon), Citizens Gas Fuel Company (Citizens), and MCN Investment Corporation (MCN Investment). MCN is organized along two major business segments, Gas Distribution and Diversified Services. Except where otherwise indicated, the companies set forth below are Michigan corporations.

                                GAS DISTRIBUTION

A. MICHCON. Except where otherwise indicated, the companies set forth below are wholly-owned subsidiaries of MichCon.

         1. Michigan Consolidated Homes Limited Dividend Housing Corporation, a Delaware corporation.

         2.      MichCon Development Corporation.

         3. Blue Lake Holdings, Inc. holds a 50% interest in a partnership that has converted a depleted natural gas field in northern Michigan into a 42 Bcf natural gas storage field which it now operates. MichCon owns 50% of Blue Lake Holdings, Inc., the other half is owned by Storage Development Company, a subsidiary of MCN Investment.

         4. G-T Energy Concepts, Inc. developed a natural gas torch and the related fueling modules which are adapted for use in metal cutting, brazing and soldering. G-T Energy Concepts, Inc. was transferred to MichCon from MCN Investment in April 1994.

         5. Fuel Concepts, Inc. is involved in the development and commercialization of low pressure natural gas storage and related technologies. Fuel Concepts, Inc. was transferred to MichCon from MCN Investment in April 1994.

         6. Kalkaska Gas Storage Limited Partnership, a Michigan partnership in which MichCon has a 31% interest, holds a 53.5% interest in a partnership which has plans to develop and operate a gas storage field in northern Michigan with 15 Bcf of working capacity.


B.       CITIZENS.

                              DIVERSIFIED SERVICES

C. MCN INVESTMENT is the holding company for MCN's various diversified services subsidiaries. MCN Investment's major business segments are Gas Services and Computer Operations Services. MCN Investment is also involved in Gas Technology and other businesses. Except where otherwise indicated, the companies set forth below are wholly-owned subsidiaries of MCN Investment.

                                  Gas Services

The Gas Services segment is an integrated energy group with investments in the following businesses: Gas Marketing and Cogeneration, Gas Gathering and Processing, Exploration and Production, and Gas Storage.

Gas Marketing and Cogeneration

         1.      CoEnergy Trading Company.

         2. CoEnergy Canadian Holdings, Ltd., a New Brunswick Corporation, which holds a 40% interest in a Canadian partnership.

         3. CoEnergy Supply Company was formed in 1994 to engage in the purchase and sale of natural gas developed by the Supply Development Group, Inc. CoEnergy Supply Company expects to begin operations in 1995.

         4. Cogen Development Company (Cogen) pursues cogeneration related opportunities throughout the United States and Canada.

                 i. Ada Cogeneration Limited Partnership, a Michigan partnership, in which Cogen is a 99% limited partner.
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                 ii.      Ludington Cogeneration Co. is the 1% general partner
                          in a joint venture that is constructing and intends to operate a 123 megawatt natural gas-fueled cogeneration plant in western Michigan.

                 iii. Ludington Cogeneration Holdings, Ltd. is a 49% limited partner in the 123 megawatt cogeneration plant mentioned above.


Gas Gathering & Processing

         5. Saginaw Bay Pipeline Company, a 66% general partner in the Saginaw Bay Area Limited Partnership.

         6. Saginaw Bay Lateral Company, a 46% general partner in the Saginaw Bay Lateral Limited Partnership.

         7. Otsego Holdings, Inc., a 40% general partner in two gas processing facilities, located in northern Michigan, that remove carbon dioxide from natural gas. In January 1995, Ostego Holdings, Inc. sold its partnership interest in these two plants.

         8.      Westside Pipeline Company.

                 i.   Jordan Valley Limited Partnership (85% interest)
                 ii.  Warner Treating Limited Liability Company (95% interest)
                 iii. Terra Westside Processing Company (85% interest)

Exploration & Production

         9.      Supply Development Group, Inc.

                 i.               Elmira Antrim Company
                 ii.              Green River Antrim Company
                 iii.             Warner Antrim Company
                 iv.              Green Oak Development Company
                 v.               MGS Development Company
                 vi.              Southwest Gas Supply, Inc.
                 vii.             Geotrend Exploration, Inc.
                 viii.            Huron Energy
                 ix.              CoEnergy MidContinent
                 x.               CoEnergy Anadarko
                 xi.              P'Bell Energy
                 xii.             CoEnergy Operating Company
                 xiii.            CoEnergy Canadian Exploration, Inc.
                 xiv.             Petro Ventures Exploration Company
                 xv.              SDG Marketing Company

Gas Storage

         10.     Storage Development Company.

                 i. South Romeo Gas Storage Company, a Michigan Partnership in which Storage Development Company has a 50% interest.

                 ii. The Orchard Golf Limited Partnership, a Michigan Partnership in which Storage Development Company has a 50% interest.

                 iii. W-10 Holdings, Inc., holds a 40% interest in Washington 10 Storage Partnership.

                 iv. Blue Lake Holdings, Inc. (see description under Gas Distribution - MichCon)
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                          Computer Operations Services

         11.     The Genix Group, Inc.

                 i. Genix Corporation, a Delaware corporation, located in Pittsburgh, PA.

                 ii.      MCN  Computer Services, Inc., located in Dearborn, MI

                 iii.     Genix Group, Ltd., located in London, England

                                 Gas Technology

MCN's Gas Technology businesses, which also includes G-T Energy Concepts, Inc. and Fuel Concepts, Inc. which were transferred to the Gas Distribution operations in April 1994, research and develop innovative applications for natural gas in pressurized combustion technologies and as a fuel for vehicles and other applications.

         12. Combustion Concepts, Inc., is engaged in the development of pressurized combustion technologies which provides increased fuel efficiency, heat uniformity and compactness of equipment.


                                     Other

         13. Bridgewater Holdings, Inc. holds a 33-1/3% Limited partner interest in a 17-story commercial real estate complex located in Grand Rapids, Michigan.

D. MCN MICHIGAN LIMITED PARTNERSHIP (MCN Michigan): MCN is the 1% general partner in MCN Michigan, a Michigan limited partnership. MCN Michigan exists for the sole purpose of issuing its limited partnership interests to the public in the form of preferred securities and investing the proceeds thereof in debt securities of MCN.